EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Operating Results and Growth in Customers for the Fourth Quarter and Full Year 2010

EDINBURG, Va., March 7, 2011 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three and twelve months ended December 31, 2010.

Fourth Quarter 2010 Highlights

Highlights for the quarter include:

  Revenue of $57.9 million, an increase of 44% from fourth quarter 2009
  Net income from continuing operations of $3.5 million, compared to $5.8 million in fourth quarter 2009
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $21.3 million, an increase of $4.1 million from the fourth quarter of 2009
  Net PCS additions of 5,112 postpaid customers and 10,775 prepaid customers
  Cable segment revenue generating units increased 2,843 during the fourth quarter of 2010, compared to an increase of 1,040 in the fourth quarter of 2009, and reached 104,440 at year end 2010
  Total postpaid PCS customers at year end were 235,697, up 5.8% for the year. Prepaid PCS customers totaled 66,956 at year end
  Postpaid churn was 1.85% compared to 1.99% in fourth quarter 2009.  Prepaid churn was 4.63%

President and CEO Christopher E. French commented, "We are pleased that we continue to see gains in customers and revenues in the new cable and prepaid wireless markets, while also seeing growth in our other markets, particularly in our postpaid wireless business and existing cable businesses. This growth negatively impacted earnings during the quarter and the year, but is establishing a stronger foundation for the future of our Company."

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2010, net income from continuing operations was $3.5 million compared to $5.8 million in the fourth quarter of 2009. Operating income for the fourth quarter of 2010 was $7.4 million, $1.2 million less than reported for the fourth quarter of 2009. Adjusted OIBDA (as defined below) increased to $21.3 million in the fourth quarter of 2010 from $17.2 million in the fourth quarter of 2009.

Wireless segment operating income decreased $0.2 million in the fourth quarter of 2010 compared to the fourth quarter of 2009. The decrease was principally due to $0.9 million in amortization of acquired prepaid subscriber base, handset subsidies and other prepaid customer acquisition costs of $2.3 million, other prepaid costs of $1.0 million, and a reduction of service revenue of $1.0 million as the net service fee retained by Sprint Nextel increased from 8.8% of net billed revenue to 12.0%, effective June 1, 2010.  These decreases were offset by an increase of $2.3 million in postpaid subscriber revenues and $3.1 million of prepaid subscriber revenues in the fourth quarter. In the Cable segment, operating income declined $1.2 million in the fourth quarter of 2010 from the 2009 fourth quarter. This decline includes the effects of $4.2 million of incremental depreciation and amortization on both the newly acquired assets and the upgrades completed in late 2009 and throughout 2010.  In the Wireline segment, operating income increased $0.4 million in 2010 fourth quarter compared to 2009.

Consolidated Full Year Results

For the year ended December 31, 2010, net income from continuing operations was $18.7 million compared to $25.1 million in 2009. Results for 2010 include a $4.0 million before-tax gain on the sale of the Company's telephone directory. The Company's total revenues for 2010 were $194.9 million, compared to $160.6 million for 2009, an increase of 21%. Operating expenses increased to $162.7 million in 2010 from $117.8 million in the prior year. The increase in revenues is primarily a result of an additional $9.1 million of service revenues in the wireless segment and an additional $19.1 million of revenue from the newly acquired cable operations. Operating expenses increased $44.9 million primarily due to incremental costs associated with the new cable operations and costs associated with prepaid subscribers.

Wireless Segment

The Company continued to experience growth in its postpaid wireless markets, adding 5,112 net retail postpaid customers during the fourth quarter of 2010, compared to 3,465 added during the fourth quarter of 2009. The Company's postpaid Sprint Nextel wireless customer count at December 31, 2010 was 235,697, a 5.8% increase from December 31, 2009. The Company's fourth quarter postpaid churn was 1.85% compared to 1.99% in fourth quarter 2009.

During the fourth quarter, the Company added 10,775 prepaid subscribers, ending the quarter with 66,956 prepaid subscribers. Prepaid churn was 4.63% for the quarter.

Fourth quarter adjusted OIBDA was $14.5 million, an increase of $0.8 million from the fourth quarter of 2009. In the second quarter of 2010, the net service fee retained by Sprint Nextel increased from 8.8% of net billed revenue to 12.0%, effective June 1, 2010. This increase has reduced net postpaid revenues by approximately $1.0 million on a quarterly basis.

Cable TV Segment

The Company acquired cable assets and subscribers in southern West Virginia and southern Virginia on July 30, 2010, and acquired additional cable assets and subscribers in West Virginia and Maryland on December 1, 2010. The Company completed the last upgrade to the cable networks acquired in 2008 in the fourth quarter of 2010. Upgrades for the July 2010 acquisition have begun and are expected to continue through 2012. Revenue generating units (the sum of voice, data and video subscribers) increased by 2,843 in the fourth quarter of 2010 (excluding the effect of the acquisition) compared to an increase of 1,040 in the fourth quarter of 2009 (excluding the impact of the sale of systems with approximately 1,754 revenue generating units). The most recently acquired systems contributed $11.7 million of operating revenue in the fourth quarter of 2010, offset by approximately $10.1 million of incremental operating expenses, including $0.1 million of one-time, transaction related expenses, during the fourth quarter of 2010. Other operating revenues in the fourth quarter of 2010 increased by $1.8 million over 2009 totals. The systems sold in 2009 contributed revenue of approximately $0.7 million in 2009. Adjusted OIBDA for fourth quarter 2010 was income of $2.2 million, compared to a loss of $0.9 million in the fourth quarter of 2009.

Wireline Segment

Adjusted OIBDA for the wireline segment for fourth quarter 2010 was $5.4 million, an increase of $0.4 million from the comparable 2009 period. Wireline segment DSL customers grew by 961 or 8.7% since the previous year end. Access lines at December 31, 2010, were 23,706, a decrease of 652 from the previous year-end.

Other Information

Capital expenditures were $55.9 million in 2010, up from $53.2 million in 2009. Capital expenditures in 2010 related primarily to upgrading the acquired cable networks while spending in 2009 included spending to complete the expansion of our PCS network coverage and footprint.

Cash and cash equivalents as of December 31, 2010 were $27.5 million, up from $12.1 million at December 31, 2009. Total outstanding debt at December 31, 2010 totaled $195.1 million, up from $33.0 million at December 31, 2009. Over the next twelve months, the Company expects to make approximately $14.8 million in principal repayments. At December 31, 2010, the debt/equity ratio was 1.02 and debt as a percent of total assets was 42%. The amount available to the Company through its revolver facility was $30 million as of December 31, 2010. The Company continues to work with potential buyers interested in purchasing its Converged Services operations.

Conference Call and Webcast

The company will host a conference call and simultaneous webcast on Monday, March 7, 2011.

Teleconference Information:
Monday, March 7, 2011, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com
SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$27,453	$12,054
Other current assets	43,347	40,581
Investments	9,090	8,705

Property, plant and equipment	492,173	382,227
Less accumulated depreciation and amortization	212,122	179,925
Net property, plant and equipment	280,051	202,302

Intangible assets, net	90,389	2,417
Other assets, net	16,107	5,666
Total assets	$466,437	$271,725

Current liabilities, exclusive of current maturities of long-term debt of $14,823 and $4,561, respectively	$30,075	$20,067
Long-term debt, including current maturities	195,112	32,960
Total other liabilities	50,945	43,026
Total shareholders' equity	190,305	175,672
Total liabilities and shareholders' equity	$466,437	$271,725
SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$57,930	$40,259	$194,889	$160,616

Cost of goods and services	23,501	14,580	74,473	54,032
Selling, general and administrative	13,320	8,557	45,549	31,127
Depreciation & amortization	13,703	8,514	42,630	32,630
Operating expenses	50,524	31,651	162,652	117,789
Gain on sale of directory	--	--	4,000	--
Operating income	7,406	8,608	36,237	42,827

Interest expense	(1,724)	(232)	(4,716)	(1,361)
Other income (expense), net	162	836	552	1,083
Income from continuing operations before income taxes	5,844	9,212	32,073	42,549
Income tax expense	2,385	3,446	13,355	17,465
Net income from continuing operations	$3,459	$5,766	$18,718	$25,084
Earnings (loss) from discontinued operations, net of taxes	(744)	492	(643)	(9,992)
Net income	$2,715	$6,258	$18,075	$15,092

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.15	$0.24	$0.79	$1.06
Earnings (loss) from discontinued operations	(0.04)	0.02	(0.03)	(0.42)
Net income	$0.11	$0.26	$0.76	$0.64

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2010 and 2009:

(in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Adjusted OIBDA	$21,320	$17,191	$82,558	$76,101

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income	$7,406	$8,608	$36,237	$42,827
Plus depreciation and amortization	13,703	8,514	42,630	32,630
OIBDA	21,109	17,122	78,867	75,457
Less gain on directory sale	--	--	(4,000)	--
Plus share based compensation expense	136	69	675	544
Plus pension settlement and curtailment expense	--	--	3,781	--
Plus business acquisition expenses	75	--	3,235	100
Adjusted OIBDA	$21,320	$17,191	$82,558	$76,101

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161